Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Fourth Quarter and Fiscal Year 2005 Results

Trevose, PA – March 29, 2006 – Broder Bros., Co. (the “Company”) today announced results for its fourth quarter and fiscal year ended December 31, 2005.

The Company acquired NES Clothing Company (“NES”) in August 2004. Actual results reported herein include the results of NES since the date of acquisition. Pro forma results reflect the combined operations of Broder Bros., Co. and NES as if the acquisition of NES had occurred on the first day of fiscal 2004. In November 2004, the Company issued an additional $50.0 million aggregate principal amount of its 11  1/4% Senior Notes due 2010 (the “Notes”). Pro forma results reflect the interest impact of the Notes and corresponding reduction in borrowings under the Company’s line of credit as if the issuance of the Notes had occurred on the first day of fiscal 2004.

Fourth Quarter 2005 Results Compared to Prior Year

Fourth quarter 2005 net sales were $263.0 million compared to $242.0 million for the fourth quarter 2004. Fourth quarter 2005 income from operations was $13.3 million compared to income from operations of $8.5 million for fourth quarter 2004. Fourth quarter 2005 net income was $2.3 million compared to net income of $0.8 million for the fourth quarter 2004.

Fourth Quarter 2005 Results Compared to Prior Year Pro Forma

Fourth quarter 2005 net sales were $263.0 million compared to pro forma net sales of $242.0 million for the fourth quarter 2004. Fourth quarter 2005 income from operations was $13.3 million compared to pro forma income from operations of $8.9 million for the fourth quarter 2004. Fourth quarter 2005 earnings before interest, taxes, depreciation and amortization (EBITDA) was $17.6 million compared to pro forma EBITDA of $14.2 million for the fourth quarter 2004.

Actual and pro forma results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, fourth quarter 2005 EBITDA was $19.0 million, compared to $16.9 million pro forma EBITDA for the fourth quarter 2004.

Full Year Results Compared to Prior Year and Pro Forma

For fiscal 2005, net sales of $978.4 million improved over prior year actual net sales of $877.4 million and pro forma net sales of $967.2 million for fiscal 2004. Income from operations for fiscal 2005 was $32.2 million compared to prior year actual income from operations of $26.0 million and pro forma income from operations of $28.7 million for fiscal 2004. EBITDA of $51.3 million for fiscal 2005 improved over prior year actual EBITDA of $45.2 million and pro forma EBITDA of $50.1 million for fiscal 2004.

Excluding the highlighted charges denoted herein, EBITDA for fiscal 2005 was $56.0 million compared to $58.1 million on a pro forma basis for fiscal 2004.

Restructuring and Integration Activities

During 2005 the Company completed integration activities related to the August 2004 acquisition of NES. During 2004 the Company completed various restructuring and integration activities related to the September 2003 combination of the Broder and Alpha businesses. As a result of the Alpha and NES restructuring and integration activities, the Company has realized operating expense synergies related to reduction of certain redundant general and administrative positions, and has successfully closed six distribution centers including three closures in 2003, two in 2004 and one in 2005.

Highlighted Charges

Actual and pro forma results for the three months and full years ended December 31, 2005 and December 25, 2004 include certain charges highlighted as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	Actual		Pro Forma 2004	Actual		Pro Forma 2004
	2005	2004		2005	2004
Highlighted Charges
Lease termination, severance and related charges	$(0.1)	$1.1	$1.1	$1.5	$2.7	$2.7
Asset write-down charges	—	—	—	0.4	0.8	0.8

Total restructuring charges	(0.1)	1.1	1.1	1.9	3.5	3.5
Net loss on debt retirement	—	—	—	—	0.2	0.2
Integration-related charges	0.1	0.5	0.5	0.1	1.9	1.9
Stock-based compensation	—	0.2	0.2	0.2	0.2	0.2
Management fees	0.5	0.9	0.9	1.6	1.9	1.9
Other highlighted charges	0.9	—	—	0.9	0.3	0.3

Total highlighted charges	$1.4	$2.7	$2.7	$4.7	$8.0	$8.0

Restructuring charges relate to severance and facility closure costs incurred in connection with the integrations of Alpha and NES. Fiscal 2004 restructuring charges include $0.8 million in non-cash charges related to the write-down of software and systems idled in connection with the Alpha integration.

Integration-related charges recorded in operating expenses represent costs directly attributable to the integration of Alpha in 2004 and NES in 2005, including expenses related to the information systems integration, integration-related travel and the relocation of certain key personnel to the Pennsylvania headquarters.

Other highlighted charges in the above table for the 2005 periods represent consulting fees related to the Company’s ongoing inventory and supply chain initiatives. Other highlighted charges for the 2004 periods include a litigation settlement charge of approximately $0.3 million recorded in other expense.

Pro Forma Segment Results

The Company has three operating segments. The Broder division generated fourth quarter 2005 net sales of $103.0 million compared to $91.3 million in the fourth quarter 2004. The Alpha division generated fourth quarter 2005 net sales of $126.4 million compared to net sales of $116.9 million in the fourth quarter 2004. The NES division generated net sales of $33.6 million in the fourth quarter 2005 compared to net sales of $33.8 million in the fourth quarter 2004.

For fiscal 2005, the Broder division generated net sales of $376.4 million compared to net sales of $380.0 million in fiscal 2004. Fiscal 2005 net sales for the Alpha division were $473.5 million compared to net sales of $454.5 million in fiscal 2004. Fiscal 2005 net sales for the NES division were $128.5 million compared to pro forma net sales of $132.7 million in fiscal 2004.

Business Outlook

Excluding the highlighted charges denoted herein, EBITDA for the first nine months of 2005 was $37.0 million, a decrease of $4.3 million or 10% compared to the comparable pro forma results of 2004. Excluding highlighted charges, EBITDA for the fourth quarter 2005 was $19.0 million, an increase of $2.1 million or 12% compared to the comparable pro forma results of 2004. During the first nine months of 2005, growth in revenues and gross profits from private label products was more than offset by underperforming revenues and gross profits in trade brand products and increased operating expenses incurred primarily in support of the growing private label business. During the fourth quarter 2005, in addition to continued growth in private label revenues and gross profits, the Company began to benefit from sufficient industry supply capacity and improved alignment with stronger trade brand suppliers providing the Company with ample competitively priced products.

In 2006 the Company intends to maintain a balanced focus on promoting trade, exclusive and private label brand products. Sales force incentives, training and recruiting efforts in 2006 are expected to support improved performance in trade brand products. The Company will continue to align with key suppliers to provide a broad assortment of competitively priced products. The Company is developing improved inventory management systems and processes to insure that the appropriate assortment and depth of product inventory is maintained in each of its distribution centers to meet customer needs. In addition, the Company is also creating multi-branded distribution centers to improve inventory availability to customers, reduce overall inventory levels, and to obtain operational cost savings. Following the success of a dual-branded facility introduced in Atlanta during the fourth quarter 2005, in March 2006 the Company successfully consolidated a Houston Broder distribution facility into an existing Houston Alpha distribution facility, which now operates as a dual-branded Broder-Alpha facility. By the end of 2006, the Company expects to deploy the multi-branded distribution center consolidation strategy in at least one additional market, with further potential consolidation opportunity beyond 2006. The Company will also seek to further reduce operating expenses and improve service levels by consolidating existing call centers into fewer locations.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. During 2005, borrowing levels were impacted by increased inventory levels, primarily in private label brand inventories, which reached a peak level in the second quarter 2005, stabilized in the third quarter 2005, and declined throughout the fourth quarter 2005. Excluding accruals established at the end of 2005 for inventory in-transit between suppliers and Company distribution centers, inventory on hand declined by $45.4 million during the fourth quarter 2005, bringing inventory on hand to within $10.2 million of fourth quarter 2004 inventory of $174.8 million, also excluding inventory in-transit.

During the third quarter of 2005, the Company exercised an option to increase its revolving credit facility by $50.0 million to provide for aggregate borrowings up to $225.0 million subject to borrowing base availability. The Company has never utilized the additional revolving credit capacity and currently does not anticipate accessing the additional capacity. As of December 31, 2005, borrowing base availability was $69.3 million.

Selected Balance Sheet Information

(dollars in millions)

Unaudited

	December 31, 2005	September 30, 2005	December 25, 2004
Accounts receivable	$83.6	$103.1	$87.7
Inventory(1)	216.6	230.4	174.8
Accounts Payable(1)	100.2	120.7	115.4
Revolving credit debt	90.0	105.4	44.0

	110.0	107.4	103.1
Senior notes	$225.0	$225.0	$225.0
Shareholders’ equity	$73.3	$71.4	$76.1

(1)	December 2005 inventory and accounts payable include $31.6 million of inventory in-transit between suppliers and Company distribution centers. In-transit inventory in periods prior to December 2005 were not included in inventory as the offsetting impact of inventory and accounts payable was not considered material to the Company’s balance sheet.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Wednesday, March 29, 2006 to discuss its fourth quarter and full year 2005 results. The domestic dial-in number for the call is (800) 289-0496. The confirmation code is 2345911. For those unable to participate in the conference call, a replay will be available beginning March 29, 2006 at 1:00 p.m. Eastern Time until April 5, 2006 at 11:59 p.m. Eastern Time. To access the replay, dial 888-203-1112. The replay passcode is 2345911.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha,” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 16 distribution centers, strategically located throughout the United States, with the capability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end-use consumers.

The Broder, Alpha and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Hanes, Jerzees, Fruit of the Loom, and Anvil, as well as many exclusive brands including Adidas Golf, Champion and Columbia Sportswear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, and NES Clothing Company in 2004.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s web-sites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com, and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our increasing emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND DECEMBER 25, 2004

(dollars in millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	Actual 2005	Actual 2004	Pro Forma 2004 (1)	Actual 2005	Actual 2004	Pro Forma 2004 (1)
Net sales	$263.0	$242.0	$242.0	$978.4	$877.4	$967.2
Cost of sales	212.1	197.1	196.7	798.4	720.1	794.3

Gross profit	50.9	44.9	45.3	180.0	157.3	172.9
Warehousing, selling and administrative expenses	32.9	29.1	29.1	125.0	106.1	116.8
Restructuring and asset impairment charges	(0.1)	1.1	1.1	1.9	3.5	3.5
Management fee	0.5	0.9	0.9	1.6	1.9	1.9
Stock-based compensation	—	0.2	0.2	0.2	0.2	0.2
Depreciation and amortization	4.3	5.1	5.1	19.1	19.6	21.8

Operating expenses	37.6	36.4	36.4	147.8	131.3	144.2

Income from operations	13.3	8.5	8.9	32.2	26.0	28.7
Interest expense, net of change in fair value of interest rate swaps	10.1	7.6	8.1	36.7	28.5	32.0
All other expense (income)	—	(0.2)	(0.2)	—	0.4	0.4

Other expenses	10.1	7.4	7.9	36.7	28.9	32.4

Income (loss) before income taxes	3.2	1.1	1.0	(4.5)	(2.9)	(3.7)
Income tax provision (benefit)	0.9	0.3	0.3	(1.6)	(1.4)	(1.5)

Net income (loss)	$2.3	$0.8	$0.7	$(2.9)	$(1.5)	$(2.2)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	10.1	7.6	8.1	36.7	28.5	32.0
Income tax provision (benefit)	0.9	0.3	0.3	(1.6)	(1.4)	(1.5)
Depreciation and amortization	4.3	5.1	5.1	19.1	19.6	21.8

EBITDA	$17.6	$13.8	$14.2	$51.3	$45.2	$50.1

(1)	Pro forma results give effect to (i) the acquisition of NES Clothing Company in August 2004 and (ii) financing of $50 million additional Senior Notes in November 2004 as if each transaction had occurred on January 1, 2004. In addition, pro forma results exclude a $0.8 million non-recurring incentive recovery for NES in the first quarter 2004. For additional information regarding these transactions see our Form 10-K and 10-Q reports on file with the Securities and Exchange Commission.

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.